INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Pinpoint Recovery Solutions Corp. on Form SB-2, Amendment #1 (File No. 333-146970) of our report dated October 11, 2007 with respect to our audit of the financial statements of Pinpoint Recovery Solutions Corp. (a development stage company) for the period from December 4, 2006 (date of inception) to March 31, 2007, which report appears in the Prospectus, which is part of this registration statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
January 22, 2008